Exhibit 10.1

Equity Purchase Agreement

This Equity Purchase Agreement (the “Agreement”) is made as of July 31, 2024 (the “Effective Date”), by and among 0915223 B.C. Ltd., a British Columbia corporation (the “Buyer”) located at 3529 Arbutus Street, Vancouver, B,C V6J 3Z6 and Assure Holdings Corp., a Nevada corporation (“Assure Parent”), Assure Holdings Inc., a Colorado corporation, Assure Neuromonitoring LLC, a Colorado limited liability company, and Assure Networks, LLC, a Colorado limited liability company (each, a “Seller” and collectively, the “Sellers”). Buyer and Sellers are each referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, the Sellers in aggregate own all of the equity interests (collectively, the “Interests”) of each of the subsidiaries set forth on Schedule A hereto (each a “Company” and the “Companies”);

WHEREAS, each of the Companies has Company Indebtedness as set forth on Schedule B hereto (collectively, the “Assumed Indebtedness”) that the Buyer willing to take on in relation to the purchase of the Companies; and

WHEREAS, in accordance with this Agreement, Buyer wishes to purchase, and Sellers wish to sell and transfer to Buyer, all of the Interests, except for the legal entities supporting the professional and technical operations in Arizona and Montana, in exchange for Buyer assuming the Assumed Indebtedness and Seller issuing to Buyer the following a) 450,000 shares of common stock, par value $0.001, of the Assure Parent (the “Assumption Shares”) b) $40,000 USD cash in consideration for the Buyer assuming the Assumed Indebtedness on closing and c) a further $40,000 in cash or stock, at the company’s choice 60 days after closing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Definitions and Sale Provisions.

1.1.          Definitions.

(a)           “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b)           “Company Indebtedness” means, as of immediately prior to the Closing, the aggregate amount of indebtedness of each of the Companies (without giving effect to the transactions contemplated hereby) as set forth in Schedule B hereto.

(c)           “Indemnified Party” means a Party making a claim for indemnification and “Indemnitor” means a Party against whom a claim for indemnification is made (each under Article 7).

(d)           “Knowledge”, including the phrase “to the Knowledge of Sellers” means the actual knowledge of any Seller and/or the knowledge that any Seller would have after due inquiry.

(e)           “Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, or governmental order issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental authority.

(f)             “Lien” means, with respect to any property or asset, any mortgage, lien (statutory or otherwise), option, mortgage, encroachment, pledge, charge, right of way, community property interest, equitable interest, security interest, license, encumbrance, pledge or other adverse claim of any kind in respect of such property or asset, including any voting or other transfer restrictions, options, right of first refusal, encroachment, easement or other claim or other restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

(g)           “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of either of the Companies.

(h)           “Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(i)            “Taxes” means all federal, state, provincial, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, harmonized sales, value added, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, escheat, unclaimed property, windfall profits, customs, duties, import and export, antidumping, all license, franchise and registration fees and all employment insurance, and health insurance taxes and any assessment, penalties or interest in respect of incorrect claims thereunder or other taxes of any kind whatsoever, whether disputed or not, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(j)            “Transaction Expenses” means, (i) all out-of-pocket fees and expenses incurred or subject to reimbursement by either Company at or through Closing in connection with the negotiation and execution of the Transaction Documents, including any brokerage fees or financial advisory fees, and (ii) any discretionary, retention or change in control bonuses, severances, or other amounts unpaid as of immediately prior to Closing by either Company to any current or former employee of either Company, or any other Person, as a result of the execution of the Transaction Documents.

1.2.          Sale of Interests.

(a)            In accordance with this Agreement, at the Closing Buyer shall purchase, assume, accept, receive and acquire from Sellers and Sellers shall sell, transfer, and convey to Buyer, all of the Interests, free and clear of all Liens, in consideration of Buyer assuming the Assumed Liabilities of the Companies and Seller issuing to Buyer the Assumption Shares. The Sale of Interests excludes all cash accounts and all receivables.

(b)            The Parties further agree and acknowledge that Buyer’s assumption of the Assumed Liabilities is sufficient consideration for Sellers’ sale of the Interests to Buyer.

1.3.          Closing; Delivery.

(a)            Subject to the conditions set forth herein, the consummation of the transactions that are the subject of this Agreement, the purchase and sale of the Interests and the other transactions contemplated hereby will occur remotely via the exchange of documents and signatures (or their electronic counterparts), at such time and place as the Parties agree in writing (which time and place are designated as the “Closing”) (the day on which the Closing takes place being the “Closing Date”).

(b)           At the Closing, Buyer shall:

(i)             deliver or cause to be delivered to the applicable Seller:

1.             a duly executed counterpart of each of the Transaction Documents to which Buyer is a party;

2.             all other agreements, documents, instruments or certificates required to be delivered by Buyer to Sellers at or prior to the Closing in accordance this Agreement; and

(c)            At the Closing, each Seller, as applicable, and shall deliver or cause to be delivered to Buyer:

(i)             a duly executed counterpart of all other agreements, documents, instruments or certificates required to be delivered by such Seller to Buyer at or prior to the Closing in accordance with this Agreement;

(ii)            evidence, in form and substance reasonably satisfactory to Buyer, that the third-party consents listed on Schedule C hereto have been obtained;

(iii)           an instrument of transfer, a stock transfer power or membership interest assignment, as applicable, executed by the applicable Seller confirming the transfer of such Seller’s Interests to Buyer, together with the physical stock or equity interest certificate(s) representing such Interests marked “cancelled” (to the extent such Interests are certificated); and

(iv)           a duly executed and completed IRS Form W-9 from each Seller.

2.               Representations and Warranties Concerning the Companies. Each Seller hereby jointly and severally represents and warrants to Buyer that the following representations are true and correct as of the date hereof and as of the Closing, except as disclosed in a Schedule hereto.

2.1.          Organization, Good Standing, and Qualification. Each Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization. Each Company has all requisite power and authority (corporate, company or otherwise) to carry on its business as currently conducted and proposed to be conducted. Each Company is duly qualified, licensed or registered to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect or be materially adverse to such Company.

2.2.          Capitalization.

(a)            Schedule A sets forth the true, complete, and correct capitalization of each Company immediately prior to the Closing. Except for Buyer’s right to purchase the Interests in accordance with this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from either Company any equity securities or any securities convertible into or exchangeable for equity securities. The Sellers are the only owners of the Companies.

(b)            All of the outstanding equity securities of each Company have been duly authorized, are fully paid and non-assessable, and are free and clear of all Liens and were issued in material compliance with all applicable securities Laws.

(c)            The Interests, when sold and delivered in accordance with and for the consideration set forth in this Agreement, will be free and clear of all Liens and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable state, and federal securities Laws and Liens created by or imposed by Buyer.

2.3.          No Subsidiaries. No Company currently owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. No Company is a participant in any joint venture, partnership or similar arrangement. No Company is a party to any written or oral agreement to acquire the securities or assets of any third party (whether by way of merger, consolidation, or otherwise).

2.4.          Governmental Consents and Filings. No consent, approval, governmental order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required to be obtained on the part of any Company or any Seller in connection with the consummation of the transactions contemplated by this Agreement.

2.5.          Litigation. There is no action or investigation pending or, the Knowledge of the Sellers, threatened (a) against any Company, any Seller, or threatened against any of any Company’s equity holders, directors or employees arising out of their ownership or management of, or performance of services for such Company; (b) that questions the validity of this Agreement or the right of any Seller to enter into them, or to consummate the transactions contemplated by this Agreement; or (c) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or be material in amount or effect or that would prevent any Seller or Buyer from consummating the transactions under this Agreement. To the Knowledge of the Sellers, no event has occurred, or circumstances exist that could reasonably give rise to or serve as a valid basis for the commencement of such action. No Company, no Seller, nor any of any Company’s equity holders or directors, is a party or is named as subject to the provisions of any governmental order, such as would affect the ability of either Company or any Seller to enter into this Agreement. There is no action by any Company or any Seller pending related to this Agreement or any Company.

2.6.          Compliance with Other Instruments and Law. Each Company is not, and during the last five years, has not been in material violation or default of (a) any provisions of such Company’s organizational documents; (b) any governmental order; (c) any provision of Law (including Environmental Laws) applicable to such Company; or (d) any contract material to such Company. The execution and performance of this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, governmental order, or contract material to such Company or (ii) an event that results in the creation of any Lien upon any assets of any Company.

2.7.          Certain Transactions.

(a)            There are no agreements, understandings or proposed transactions between, on the one hand, any Company, and on the other hand, any Seller or any of such Company’s stockholders, members, partners, directors, contractors, or any Affiliate or representative thereof (collectively, “Related Persons”).

(b)            No Related Person is subject to any Liens, indebtedness or restrictive covenants that would reasonably be expected to restrict, limit or affect the consummation of the transactions contemplated by this Agreement.

(c)            Each Company is not indebted or otherwise liable for any payables or other liabilities, directly or indirectly, to any Seller or any of such Company’s former stockholders, directors, officers, contractors or employees or to their respective spouses or children, or to any Affiliate or representative of any of the foregoing. None of any Company’s former stockholders, directors, officers, contractors or employees, or any members of their immediate families, or any Affiliate or representative of the foregoing: (i) is, directly or indirectly, indebted to such Company or any Seller; (ii) has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of either Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors; or (iii) has any direct or indirect ownership interest in any person with which either Company is affiliated or with which either Company has a business relationship, or any person that competes with either Company.

(d)            Schedule B sets forth a true, complete, and correct list of all outstanding Company Indebtedness. Except for the Guarantee as described on Schedule C which will be released in all respects as of the Closing, no Company has guaranteed the indebtedness of any third party.

2.8.          Assets.

None of the Companies has any assets nor real property.

2.9.          Employee Matters. All compensation, including wages, commissions and bonuses that were earned and required to be paid prior to the date hereof to all employees, independent contractors or consultants of any Company for services performed on or prior to the date hereof have been paid in full. There are no outstanding agreements, understandings, and commitments of any Company with employees or contractors performing work for such Company. Each Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification. Each Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of such Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

2.10.        Tax Returns and Payments.

(a)            All Tax Returns of each Company have been timely filed (taking into account valid extensions). Such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by either Company (whether or not shown on any Tax Return) have been timely paid.

(b)            Each Company has withheld and paid each Tax required by applicable Law to have been withheld and paid by such Company in connection with amounts paid or owing to any employee, contractor, creditor, customer, member or other Person, and in connection with amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by such Company and has duly and timely remitted to the appropriate government authority any such amounts required by Law to be remitted by it, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c)            No Company has received any notice in writing of any claim made by any governmental authority in any jurisdiction where such Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)            No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of each Company, in each case, which is still in effect.

(e)            All Tax deficiencies asserted, or Tax assessments made, against either Company as a result of any examinations by any governmental authority have been fully paid.

(f)             Neither Company is currently a party to any action related to Taxes or Tax Returns by any governmental authority, nor has either Company or any Seller received any notice in writing from any governmental authority regarding any such action or other proceeding with respect to the Companies. There are no pending or overtly threatened, in writing, or, to the Knowledge of Sellers, otherwise, actions related to Taxes or Tax Returns of either Company by any governmental authority.

(g)            There are no Liens for Taxes upon the assets of any Company.

(h)            No Company is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement, other than commercial agreements entered into in the ordinary course of business, the principal purpose of which is not Tax.

(i)             No private letter rulings, technical advice memoranda or similar agreement or rulings with respect to Taxes have been requested, entered into or issued by any governmental authority with respect to any Company. No power of attorney (other than power of attorneys for payroll service providers) with respect to Taxes of any Company is currently in force.

(j)             No Company has any Liability for Taxes of any person as transferee or successor, by contract or otherwise; other than commercial agreements entered into in the ordinary course of business, the principal purpose of which is not Tax.

(k)            The Sellers will make available to Buyer correct and complete copies of all income and other material Tax Returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by each Company for all taxable years ending after December 31, 2019.

(l)             No Company is, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(m)           Each Company is, and has been since its inception, a partnership for federal and applicable state income Tax purposes. No Company has made a pass-through entity tax or similar election for state income Tax purposes.

2.11.         Accounts Receivable. There are no accounts receivable or other receivables.

2.12.         Brokers. No broker, finder or investment banker is entitled to any brokerage or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either Company.

3.             Representation and Warranties of Sellers. Each Seller hereby represents and warrants to Buyer that the following representations are true and correct as of the date hereof and as of the Closing:

3.1.           Title to Interests. Such Seller’s applicable Interests are free and clear of all Liens, except for Centurion Financial General Security Agreement. There is no outstanding subscription, warrant, call commitment, obligation, option or other agreement or right of any kind to vote, purchase or otherwise to receive or acquire from the Interests.

3.2.           Authorization. Such Seller has full capacity, power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement, when executed and delivered by such Seller, will constitute valid and legally binding obligations of such Seller, enforceable against such Seller in accordance with its terms except: (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally; and (b) as limited by Laws relating to the availability of specific performance or other equitable remedies.

3.3.          No Conflicts. Each Seller’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with, violate, or constitute a breach or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any person the right to terminate, modify or cancel, or otherwise require any action, consent, approval, governmental order, authorization, registration, declaration or filing with respect to, (i) any organizational documents of any Company or such Seller or (ii) any material contract or contract binding on any Company or such Seller, (b) result in the imposition of any Lien, or (c) violate any Law, governmental order or Permit applicable to any Company or such Seller.

3.4.          Insolvency. Each Seller (a) is not in receivership or dissolution, (b) has not made any assignment for the benefit of creditors, and (c) has not filed a petition in voluntary bankruptcy, or an arrangement with creditors under the federal bankruptcy law or any other similar applicable Laws or statute of the United States or any state, nor has any such petition been filed against such Seller.

3.5.          Brokers. No broker, finder or investment banker is entitled to any brokerage or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of each Seller.

4.             Buyer Representations and Warranties. Buyer hereby represents and warrants to Sellers, that the following representations are true and correct as of the date hereof and as of the Closing:

4.1.          Authorization. All action on the part of Buyer’s members, officers, or managers necessary of the execution and delivery of this Agreement, the performance obligations of Buyer under the Transaction Documents, and the purchase of the Interests have been duly and properly authorized by such Buyer by all requisite limited liability company action, as applicable, in accordance with applicable law and with the organizational documents of Buyer.

4.2.          Organization. Buyer is a Limited Company duly organized, validly existing and in good standing under the Laws of British Columbia, Canada, and has all requisite limited liability company power and authority to carry on its business as currently conducted.

4.3.          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

4.4.          Securities Laws.

(a)    The Assumption Shares are being acquired for investment for the Buyer’s own account, not as a nominee or agent and not with a view to the resale or distribution of any part thereof.

(b)   Prior to the time of purchase of any Assumption Shares, the Buyer received a copy of this Agreement. The Buyer has reviewed this Agreement and has had the opportunity to ask questions and receive any additional information from persons acting on behalf of the Company to verify the Buyer’s understanding of the terms thereof and of the Assure Parent’s business and status thereof. The Buyer acknowledges that no officer, director, attorney, broker-dealer, placement agent, finder or other person affiliated with the Assure Parent has given the Buyer any information or made any representations, oral or written, other than as expressly provided in this Agreement, on which the Buyer has relied upon in deciding to invest in the Assumption Shares, including without limitation, any information with respect to future acquisitions, mergers or operations of the Assure Parent or the economic returns which may accrue as a result of the purchase of the Assumption Shares. The Buyer acknowledges and agrees that this Agreement contains all representations and warranties made by the Assure Parent to the Buyer in connection with the offering, sale and purchase of the Assumption Shares.

(c)   The Buyer understands that the purchase of the Assumption Shares involves substantial risk. It acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in the Assumption Shares. The Buyer also represents it has not been organized for the purpose of acquiring the Assumption Shares.

(d)   The Buyer acknowledges that it has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the Assumption Shares.

(e)   The Buyer acknowledges and understands that the Assumption Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Assure Parent in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Buyer acknowledges that Assure Parent has no obligation to file a registration statement regarding Buyer’s resale of the Assumption Shares. In this connection, the Buyer represents that it is familiar with Rule 144 under the Securities Act (“Rule 144”), as presently in effect, and understands the resale limitations imposed thereby. The Buyer understands that Buyer must hold the Shares indefinitely unless such Assumption Shares are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Buyer further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Assumption Shares and on requirements relating to the Assure Parent which are outside of the Buyer’s control, and which the Assure Parent is under no obligation and may not be able to satisfy. In this regard, Buyer understands and acknowledges that the Assure has not represented or warranted that the Assure Parent has never been an issuer described in Rule 144(i)(1)(i).

(f)    The Buyer understands that the Assure Parent has not agreed with the Buyer to comply with the public information or other provisions of Rule 144 or any other exemption under U.S. federal or state law respecting the resale or other transfer of the Assumption Shares.

(g)   The Buyer acknowledges that it has had access to and has reviewed the following (collectively, the “Disclosure Documents”): (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including, without limitation, the section captioned “Risk Factors” regarding risk factors associated with an investment in the Company, (ii) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and (iii) the Company’s Current Reports on Form 8-K filed since January 1, 2024, including, in each case, any amendments thereto, all as filed with the SEC. In making this investment, the Buyer has not relied upon any information not included in the Disclosure Documents or this Agreement, and the Buyer has not relied upon any representations or warranties made by the Assure Parent, any other director or officer thereof, except as expressly set forth in this Agreement.

(h)   The Buyer has been advised to consult with its own attorney and other financial and tax advisers regarding all legal matters concerning an investment in the Assure Parent and the tax consequences of purchasing the Assumption Shares, and has done so, to the extent such Subscriber considers necessary.

(i)     The Buyer acknowledges that the tax consequences of investing in the Assure Parent will depend on particular circumstances, and neither the Assure Parent, the Assure Parent’s officers, any other investors, nor the partners, shareholders, members, managers, agents, officers, directors, employees, affiliates or consultants of any of them, will be responsible or liable for the tax consequences to the Buyer of an investment in the Assure Parent. The Assure Parent has relied solely upon its own advisers with respect to the tax consequences of this investment.

(j)     All information which the Buyer has provided to the Assure Parent concerning the Buyer, its financial position and its knowledge of financial and business matters is truthful, accurate, correct, and complete as of the date set forth herein and shall be as of the Closing Date. Buyer undertakes to promptly inform the Assure Parent of any changes in such information or any inaccuracy in the representations and warranties made by Buyer herein arising prior to the Closing Date.

(k)    The Buyer understands that the certificates evidencing the Assumption Shares may bear a legend substantially similar to the following, and other legends as may be determined by the Assure Parent upon consultation with its legal counsel:

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE SECURITIES ACT.

(l)     All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001 (collectively referred as the “Patriot Act”) are incorporated into this Section. The Buyer and each and every person affiliated with such Buyer is: (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (as used in this Section only, the “Annex”); (ii) in full compliance with the requirements of the Patriot Act and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”); (iii) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; and (iv) not listed as a Specially Designated Terrorist or as a “blocked” person on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act.

5.             Covenants.

5.1.          Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates and representatives to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

5.2.          Release. Effective as of the Closing, each Seller hereby releases each Company from any and all claims relating to such Seller’s service to such Company or distributions, salary or other payments owed to such Seller, as applicable (the “Released Matters”) up to the date of the Closing that such Seller had, may have had, or now has against any Company, whether known or unknown, for or by reason of any matter cause, or thing whatsoever arising out of any of the foregoing Released Matters. This release is intended to be a general release of any and all claims relating to or arising from the Released Matters to the fullest extent permissible by law. Notwithstanding the foregoing, nothing in this Section 5.22 shall operate to release, waive or discharge any obligation of Buyer, the Companies and each of their respective officers, directors, partners, members, managers, shareholders, Affiliates, subsidiaries, agents, attorneys, employees, predecessors, successors, heirs and assigns, or otherwise restrict or limit any rights that a Seller (or any of its Affiliates) may have, (i) arising under this Agreement (or prevent a Seller from asserting any claim that such Seller may have, if any, arising under this Agreement), (ii) for indemnification as a director or officer of a Company pursuant to its articles of incorporation or bylaws, or (iii) that cannot be waived in accordance with Laws by a general release. Each Seller has been provided the opportunity to consult with counsel with respect to the execution and delivery of the foregoing release and has been fully apprised of the consequences hereof.

6.             Tax Matters.

6.1.          Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Transaction Documents shall be paid by Sellers when due.

6.2.          Cooperation and Exchange of Information. Each Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return or in connection with any audit or other proceeding in respect of Taxes of either Company. Such cooperation and information shall include providing records and information that are reasonably relevant to any such Tax Return, audit or other proceeding. Each Seller and Buyer shall each retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of each Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods. In the case of a tax audit relating to a partnership income Tax Return for a taxable period (or portion thereof) ending on or before the Closing Date, each Company shall make an election to push out any resulting Tax liability pursuant to Code Section 6226 or any similar provision of state or local Tax Law.

6.3.          Overlap. To the extent of any inconsistency between the provisions of Article 7 and this Article 6, the provisions of this Article 6 shall govern.

7.             Indemnification.

7.1.          Obligation of Sellers.

(a)            Subject to the other provisions of this Article 7, from and after the Closing, each Seller, jointly and severally, shall indemnify and defend Buyer and its respective successors, assigns, equity holders, partners, directors, officers, agents, Affiliates (for the avoidance of doubt, following the Closing, including the Companies), and representatives (collectively, the “Buyer Indemnitees”) and hold Buyer Indemnitees harmless from, against and in respect of any and all losses arising from:

(i)             any inaccuracy or breach of any representation or warranty in Article 2 of this Agreement or in Article 3 of this Agreement, in each case without giving effect to any qualifications as to materiality, Material Adverse Effect or similar qualifications contained in such representations and warranties for purposes of determining whether such breach occurred or the amount of losses resulting from such breach;

(ii)            any and all Company Indebtedness in an amount exceeding the amount set forth on Schedule B existing at, relating to or arising from the period prior to the Closing Date;

(iii)           (A) all Taxes of each Company for Pre-Closing Tax Periods; and (B) any and all Taxes of any Person imposed on each Company arising under the principles of applicable Law of transferee or successor Liability or by contract, relating to an event or transaction occurring before the Closing (for Taxes imposed by contract, only Taxes for a Pre-Closing Tax Period);

(iv)           any breach or nonperformance of any of the covenants or agreements made by any Seller or any Affiliate (for the avoidance of doubt, prior to the Closing, including the Companies) thereof in this Agreement; and/or

(b)            The Parties acknowledge and agree that, if any Company suffers, incurs or otherwise becomes subject to any losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation as set forth in Section 7.1(a), then (without limiting any of the rights of such Company as a Buyer Indemnitee) Buyer shall also be deemed, upon the Closing, by virtue of its ownership of such Company, to have incurred losses as a result of and in connection with such inaccuracy or breach.

7.2.          Obligation of Buyer. Subject to the other provisions of this Section 7.2, Buyer shall indemnify and defend each Seller and their respective successors, assigns, equity holders, partners, directors, officers, agents, Affiliates and representatives (collectively, the “Seller Indemnitees”), and hold the Seller Indemnitees harmless from against and in respect of any all losses arising from:

(a)            any inaccuracy or breach of any representation or warranty in Article 4 of this Agreement, without giving effect to any qualifications as to materiality or similar qualifications contained in such representations and warranties for purposes of determining whether such breach occurred or the amount of Losses resulting from such breach; and

(b)            any breach or nonperformance of any of the covenants or agreements made by Buyer (for the avoidance of doubt, after the Closing, including the Companies) in this Agreement.

7.3.          Survival of Representations and Warranties; Time Limitation on Indemnification.

(a)            The representations and warranties contained in this Agreement will expire on the date that is 12 months after the Closing Date, except that the representations and warranties contained in (i) Section 2.1 (Organization), Section 2.2 (Capitalization), Section 3.1 (Title to Interests), Section 3.2 (Authorization of Each Seller), Section 4.1 (Authorization), Section 4.2 (Organization) and Section 4.4 (Securities Laws) (the “Fundamental Representations”) will survive for six (6) years after the Closing Date, and (ii) Section 2.10 (Tax Returns and Payments) will survive through the date that is 60 days after expiration of the applicable period of limitations under federal, state, provincial, foreign, or any other Laws relating thereto. Claims in respect of fraud, willful breach or intentional misrepresentation shall survive the Closing indefinitely. All covenants of the Parties contained in this Agreement will survive and continue in accordance with their terms until performance (or until the applicable statute of limitations has expired, if no term for performance is specified). No claim may be made or action instituted in respect of any breach of any representation or warranty under any provision of this Agreement unless the Indemnified Party provides written notice to the Indemnitor prior to the expiration of the applicable period herein.

7.4.          Third Party Claims.

(a)            With respect to any third party claim, so long as (A) the Indemnitor agrees to fully indemnify and defend the Indemnified Party, (B) the remedy sought in such third party claim is solely monetary damages, and (C) such third party claim does not involve a conflict of interest between the Indemnified Party and the Indemnitor, the Indemnitor shall have ten (10) Business Days after receipt of notice of such third party claim to elect to undertake, conduct and control (through counsel reasonably satisfactory to the Indemnified Party and at the Indemnitor’s own expense) the settlement or defense thereof, and, in such event, the Indemnitor shall reimburse the Indemnified Party for all the Indemnified Party’s out-of-pocket expenses as a result of such participation or assumption. If the Indemnitor elects to assume such control, the Indemnified Party shall reasonably cooperate with the Indemnitor in the negotiation, settlement, or defense of such third-party claim.

(b)            Any Indemnified Party will have the right to employ separate counsel in any third party claim or participate in the defense thereof, but the fees and expenses of such counsel will not be included as part of any indemnifiable damages incurred by the Indemnified Party unless (A) the interests of the Indemnified Party and the Indemnitor with respect to the third party claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable ethical rules, (B) the remedy sought in such third party claim is not solely monetary damages or (C) the employment of such counsel at the expense of the Indemnitor has been specifically authorized by the Indemnitor.

(c)            If the Indemnitor fails to assume control as contemplated herein in a timely manner or thereafter fails to defend any such third party claim in a diligent manner, the Indemnified Party shall be entitled to assume such control, and the Indemnitor shall reimburse the Indemnified Party’s out-of-pocket expenses, including expenses of counsel, as a result of such assumption.

7.5.          Satisfaction and Payment of Indemnification Obligations. Once a loss is agreed to by the Indemnitor or finally adjudicated to be payable pursuant to this Article 7, the Indemnitor shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication. Satisfaction of any such indemnification obligation by any Indemnitor in accordance with this Article 7 will be effected (a) if the Indemnified Party is a Buyer Indemnitee, by wire transfer of immediately available funds from the Indemnifying Seller Parties, to an account designated in writing by such Buyer Indemnitee, and (b) if the Indemnified Party is a Seller Indemnitee, by wire transfer of immediately available funds from Buyer, to an account designated in writing by the applicable Seller Indemnitee.

7.6.          Tax Treatment of Indemnity Payments. Any indemnification payments pursuant to this Article 7 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

7.7.          Litigation Fees. In the event of any action relating to this Agreement, if a court of competent jurisdiction determines that a Party has breached this Agreement, including by failing to comply with this Article 7, such Party shall reimburse the other Parties for their costs and expenses (including legal fees and expenses) incurred in connection with enforcing this Agreement or in connection with such action.

8.             Miscellaneous.

8.1.          Transfer, Successors, and Assigns. This Agreement shall inure to the benefit of and be binding upon the respective heirs, successors, estates, and permitted assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein. No Party may assign this Agreement without the prior written consent of the other Parties.

8.2.          Governing Law; Enforcement. This Agreement is governed by Laws of the State of Colorado. The prevailing Party in any suit, action, or proceeding to enforce the provisions of this Agreement is entitled to recover reasonable attorney fees, court costs, and legal expenses from the non-prevailing Party.

8.3.          Counterpart; Fees. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method. Each Party will be solely responsible for its own fees and expenses related to the Transaction Documents and the consummation of the transactions contemplated therein.

8.4.          Waivers. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. A waiver by any Party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any other instance in the future or of any subsequent breach hereof.

8.5.          Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible.

8.6.          Delays or Omissions. Subject to the limitations set forth herein, no delay or omission to exercise any right or remedy accruing under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching Party nor shall it be construed to be a waiver of any such breach or default, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative.

8.7.          Entire Agreement. The Transaction Documents constitute the full and entire agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled.

8.8.          Specific Performance. The Parties agree that irreparable damage would occur if any provision of any Transaction Document were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

8.9.          Dispute Resolution. The Parties: (a) hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal courts located in Denver, Colorado for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement; (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in such courts; and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, THE INTERESTS OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[Signature Page Follow]

IN WITNESS WHEREOF, the Parties have executed this Equity Purchase Agreement as of the date first written above.

Buyer:

By:
Name: Alan G. Smith
Title: President

Sellers:

By:
Name: Paul Webster
Title: Interim CFO

Signature Page to Equity Purchase Agreement

SCHEDULE A

Subsidiaries

Assure Holdings Inc.

Assure Neuromonitoring, LLC and its subsidiaries

Assure Networks, LLC

SCHEDULE B

Company Indebtedness

Grand Total	$2,588,525.16

Contingent Liability – Mark Levine Litigation	$200,000.00
Stephanie Hicks – Note	$153,124.98

Assure Neuromonitoring, LLC	$1,693,771.18

Vendor Name	Amount
Aclivity, LLC	$5,366.25
Addison Group	$15,923.60
All Copy Products	$1,210.52
ASET	$5,870.00
Board Developer	$25,450.00
Cadwell Laboratories	$12,607.06
CBIZ ARC Consulting	$3,950.64
CCH Inc.	$4,266.92
Concentra	$1,564.00
Concur Technologies	$1,670.77
Cornerstone OnDemand, Inc.	$17,178.88
DAVID B MASSEY	$193.76
Denver 7887 Belleview, Ltd	$904,157.50
FinThrive, Inc.	$42,131.52
Gerson Lehrman Group, Inc.	$10,575.00
Gordon Safe & Lock, Inc	$167.02
Grand Valley Surgical Center	$100.00
Jing Recruits, LLC	$20,150.00
Jones Lang LaSalle Midwest, LLC	$57,505.94
Logan D. Lowry, CPA, PLLC	$3,000.00
Lumen	$4,321.63
Lumin Medical	$5,045.04
Lutheran Medical Staff Dues Fund	$2,078.00
Michael F. Weiner, Attorney at Law, LLC	$842.98
NuVasive, Inc	$1,122.88
Oracle America Inc	$27,636.55
Pillar + Aught	$2,718.75
PMT CORPORATION	$1,102.30
Premier Healthcare Alliance, L.P.	$9,415.27
Rhythmlink International, LLC	$265,079.98
Sourcepass Machine Logic LLC	$197,735.42
Syltorres, LLC	$28,333.00
Turquoise Health Co.	$15,000.00
WJMC Medical Staff	$300.00

Colorado Neurological, PLLC	$325,383.00

Vendor Name	Amount
Assure Colorado Neurological, PLLC - Duhon	$20,881.00
Capitol Corporate Services, Inc.	$1,300.00
Neurology of the Rockies, LLC	$24,000.00
Real Time Neuromonitoring Assoc NV, PC	$54,102.00
Real Time Neuromonitoring Assoc of CA, PC	$104,325.00
RTNA, PC	$120,775.00

Texas Neurological, PLLC	$216,246.00

Vendor Name	Amount
Assure Texas Neurological - Duhon	$20,871.00
Real Time Neuromonitoring Assoc of CA, PC	$68,575.00
RTNA, PC	$126,800.00

SCHEDULE C

Consents

•	Consent and release from Centurion Financial Trust pursuant to a General Security Agreement dated June 9, 2021 (the “Security Agreement”) by and among the Sellers, the Companies and Centurion and a Gurantee and Indemnity Agreement dated June 9, 2021 (the “Guarantee”) by and among the Sellers, the Companies and Centurion